     Exhibit 3.2

ARTICLES OF INCORPORATION
OF
TRIAD SYSTEMS CORPORATION

     For purposes of forming this Corporation under the laws of the State of California, the undersigned incorporators hereby state:

ARTICLE FIRST

Name

     The name of the Corporation is:

TRIAD SYSTEMS CORPORATION

ARTICLE SECOND

Purposes

     The Corporation’s purposes are:

     (a) Primarily to engage in the specific business of the manufacture of electronic random access inventory control systems;

     (b) To engage in any business related or unrelated to that described in clause (a) of this Article Second and from time to time authorized or approved by the Board of Directors of this Corporation;

     (c) To act as partner or joint venturer or in any other legal capacity in any transaction;

     (d) To do business anywhere in the world; and

     (e) To have and exercise all rights and powers from time to time granted to a corporation by law.

     The above purpose clauses shall not be limited by reference to or inference from one another, but each purpose clause shall be construed as a separate statement conferring independent purposes and powers upon the Corporation.

ARTICLE THIRD

Location

     The county in the State of California where the principal office for the transaction of the business of the Corporation is located is the county of San Mateo.

ARTICLE FOURTH

Directors

     (a) The number of Directors of the Corporation is three (3) until changed by amendment of these Articles of Incorporation or by a By-Law duly adopted by the shareholders of the Corporation.

     (b) The names and addresses of the persons who are appointed to act as first Directors are:

LEONARD WARE	Palo Alto Office Center 525 University Avenue Palo Alto, CA 94301

THOMAS M. FRENCH	Palo Alto Office Center 525 University Avenue Palo Alto, CA 94301

DONNA L. BLAIR	Palo Alto Office Center 525 University Avenue Palo Alto, CA 94301

ARTICLE FIFTH

Stock

     The total number of shares which the Corporation is authorized to issue is ten thousand (10,000) shares. The aggregate par value of said shares is ten thousand dollars ($10,000), and the par value of each share is one dollar ($1.00).

ARTICLE SIXTH

Grant of Preemptive Rights

     Each shareholder or subscriber to shares of this Corporation shall be entitled to full preemptive or preferential rights, as such rights have been heretofore defined at common law, to purchase and/or subscribe for his proportionate part of any shares which may be issued at any time by this Corporation.

     IN WITNESS WHEREOF, the undersigned incorporators, who are also the first Directors of this Corporation, have executed these Articles of Incorporation on January 14, 1972.

LEONARD WARE

THOMAS M. FRENCH

DONNA L. BLAIR

STATE OF CALIFORNIA COUNTY OF SANTA CLARA	§ § §	ss,

     On this 14th day of January, 1972, before me,                   , a Notary Public in and for the said County and State, residing therein, duly commissioned and sworn, personally appeared LEONARD WARE, THOMAS M. FRENCH and DONNA L. BLAIR, known to me to be the persons whose names are subscribed to the within instrument, and acknowledged to me that they executed the same.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

5